Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
INTL FCStone Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of INTL FCStone Inc. (the Company) of our reports dated January 15, 2014, with respect to the consolidated balance sheets of the Company as of September 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended September 30, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2013, which reports appear in the September 30, 2013 annual report on Form 10-K of the Company.

As discussed in note 2 to the consolidated financial statements, the Company restated its 2012 and 2011 consolidated financial statements to correct a misstatement.

Our report dated January 15, 2014, on the effectiveness of internal control over financial reporting as of September 30, 2013, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of September 30, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the accurate and timely accounting for certain principal over-the-counter derivative trading activities has been identified and included in management’s assessment.

/s/ KPMG LLP
Kansas City, Missouri
July 31, 2014